EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Westmoreland Coal Company:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (No. 333-_____) on Form S-3 and related Prospectus of Westmoreland Coal Company for the registration of 700,000 shares of its common stock, and to the incorporation by reference therein of our report dated March 12, 2013 relating to the Kemmerer Mine (Predecessor to Westmoreland Kemmerer, Inc.) Statements of Revenues and Direct Operating Expenses and Statements of Cash Flows for the month ended January 31, 2012 and the year ended December 31, 2011, included in Westmoreland Coal Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Tanner LLC
Tanner LLC

Salt Lake City, Utah
May 9, 2014